                                                                   Exhibit 99(a)




A proforma statement of operations for the twelve months ended July 3, 1994 and the six months ended January 1, 1995 follows and shows the effect of the sale of Flippin as if it had occurred at the beginning of each period noted.

LABARGE, INC.
PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED JULY 3, 1994
AND THE SIX MONTHS ENDED JANUARY 1, 1995
(unaudited)
(in thousands except per share data)

                                        TWELVE MONTHS ENDED JULY 3, 1994                   SIX MONTHS ENDED JANUARY 1, 1995
                                     Reported       Adjustments        PROFORMA         Reported       Adjustments        PROFORMA
                                     --------       -----------        --------         --------       -----------        --------
NET SALES                         $   73,143       $   19,008       $    54,135      $    33,317       $   7,339        $   25,978
- - - ----------------------------------------------------------------------------------------------------------------------------------

COST OF SALES                         60,798           16,710            44,088           27,662           6,534            21,128
SELLING & ADMIN. EXPENSES              8,263            1,354             6,909            4,123             665             3,458
- - - ----------------------------------------------------------------------------------------------------------------------------------

EARNINGS FROM OPERATIONS               4,082              944             3,138            1,531             140             1,391
  INTEREST EXPENSE                     2,117              817             1,300            1,058             489               569
  OTHER INCOME, NET                      138                2               136              210             154                56
- - - ----------------------------------------------------------------------------------------------------------------------------------

EARNINGS BEFORE INCOME TAXES           2,103              129             1,974              683             195               878
INCOME TAX EXPENSE (BENEFIT)            (253)              (8)             (261)              41              11                52
- - - ----------------------------------------------------------------------------------------------------------------------------------

NET EARNINGS                           2,356              121             2,235              642             184               826
==================================================================================================================================

EARNINGS PER COMMON SHARE              $0.16             --               $0.15            $0.04            --               $0.05
==================================================================================================================================

AVERAGE COMMON SHARES                 15,135             --              15,135           15,218            --              15,218
==================================================================================================================================

The above reflects adjustments to eliminate the sales and profit generated by the Flippin facility for the twelve- and six- month periods indicated as well as adjustment of interest expense to reflect the cash received from the sale of Flippin used to reduce debt.